                                                                    EXHIBIT 99.1


[EL PASO ENERGY LOGO]                                                       NEWS
--------------------------------------------------------------------------------
El Paso Energy Corporation                           Contact: Norma F. Dunn, CPA
P. O. Box 2511                                                    Vice President
Houston, Texas 77252-2511                            Investor & Public Relations
                                                          Office: (713) 420-3750
                                                             Fax: (713) 420-4993

FOR IMMEDIATE RELEASE

                       EL PASO ENERGY CORPORATION REPORTS
                          RECORD FIRST QUARTER EARNINGS


HOUSTON, TEXAS, APRIL 23, 1999--El Paso Energy Corporation (NYSE:EPG) announced today that 1999 first quarter diluted earnings per share rose 21 percent to $0.58 compared to $0.48 in the year ago period, excluding the cumulative effect of an accounting change implemented in the first quarter of 1999. The change relates to the treatment of certain project development costs that newly adopted accounting standards now require to be expensed rather than capitalized. The accounting change resulted in a one-time $13 million aftertax charge, or $0.10 per diluted share. Diluted average common shares outstanding for the quarter totaled 128 million.

         "El Paso Energy once again reported record earnings per share during the first quarter. This represents the ninth consecutive quarter of record earnings on a year over year basis since the company's Tenneco Energy acquisition in December 1996," said William A. Wise, chairman, president and chief executive officer of El Paso Energy. "We continue to reap the benefits of our strategically located natural gas transmission assets, Tennessee Gas Pipeline Company and El Paso Natural Gas Company. These pipelines produced exceptional results in the first quarter, notwithstanding the generally mild temperatures this past winter.

         "Despite significantly lower natural gas and natural gas liquids prices versus the year ago quarter, El Paso Field Services reported higher gathering and treating volumes as a result of last year's acquisition of the interests in Leviathan Gas Pipeline Partners and the improved uplift in the San Juan Basin following completion of our global

                                     -more-

EL PASO ENERGY REPORTS RECORD
FIRST QUARTER EARNINGS
PAGE 2




compression project," Wise continued. "With its increased size and scale both onshore and offshore, El Paso Field Services is positioned to be a growing income contributor as gas and liquids prices rebound.

         "El Paso Energy Marketing's results for the quarter reflect the unit's continued success in structuring gas and power transactions around our coast-to-coast, border-to-border assets," said Mr. Wise. "During the quarter, the company added 900 megawatts of generation capacity through its acquisition of a 50-percent interest in CE Generation LLC from CalEnergy Company, Inc., bringing the total power assets either in operation or under development to over 3,000 megawatts.

         "The earnings contribution from El Paso Energy International continues to grow," said Mr. Wise. "In February, the company acquired a 63-percent interest in East Asia Power Resources Company in the Philippines, and in March we acquired an additional 10- percent in the Samalayuca II power project in Mexico, bringing El Paso's overall interest in the project to 40 percent."

         Mr. Wise concluded, "El Paso Energy's first quarter results are a continuation of the forward momentum established during the past several years, and we expect to build on this momentum as we prepare for the announced merger with Sonat Inc. later this year."

                 FIRST QUARTER CONSOLIDATED AND BUSINESS SEGMENT RESULTS

         Consolidated earnings before interest expense and income taxes (EBIT) for the first quarter rose 17 percent to $190 million from the $163 million level reported in the year ago period.

         Tennessee Gas Pipeline Company reported first quarter EBIT of $113 million compared to $98 million a year ago. The $15 million increase was primarily due to lower operating expenses in the current period. Tennessee system throughput averaged 5,564 billion British thermal units per day (BBtu/d) for the quarter.

         El Paso Natural Gas Company reported first quarter EBIT of $56 million compared to $52 million in 1998, with the increase resulting from higher transportation revenues.

                                     -more-

EL PASO ENERGY REPORTS RECORD
FIRST QUARTER EARNINGS
PAGE 3





El Paso's first quarter 1999 throughput averaged 3,936 BBtu/d, up 4 percent from the prior year.

         El Paso Field Services Company reported first quarter EBIT of $16 million compared to $24 million in 1998. The decrease was due to lower natural gas and liquids prices, partially offset by a 10 percent increase in gathering and treating volumes and the contribution from the company's interest in Leviathan. Gathering and treating volumes averaged 4,378 BBtu/d, while processing volumes averaged 981 BBtu/d.

         El Paso Energy Marketing Company reported EBIT of $8 million for the first quarter of 1999 compared to $0.2 million in 1998. Average marketed gas volumes in the quarter were 4,443 BBtu/d and power marketed volumes were 13,213 thousand megawatt hours.

         El Paso Energy International Company reported first quarter EBIT of $3 million compared to $2 million in 1998.

         With over $10 billion in assets, El Paso Energy Corporation provides energy solutions through five business units: Tennessee Gas Pipeline Company, El Paso Natural Gas Company, El Paso Field Services Company, El Paso Energy Marketing Company, and El Paso Energy International Company. The company owns the nation's only integrated coast-to-coast natural gas pipeline system and has operations in interstate natural gas transmission, gas gathering and processing, energy marketing, and international infrastructure development. Visit El Paso Energy's web site at www.epenergy.com.

                            FORWARD-LOOKING STATEMENT

         Information in this document may contain forward-looking statements or projections. The company has made every reasonable effort to ensure that the information on which these projections are based is current, accurate and complete. However, a variety of factors could cause actual results to differ materially from the projections contained in the document. While the company makes these projections in good faith, neither the

                                     -more-

EL PASO ENERGY REPORTS RECORD
FIRST QUARTER EARNINGS
PAGE 4

company nor its management can guarantee that the future results predicted in these projections will be achieved. Additional factors that may affect the company can be found in the company's 1998 Annual Report on Form 10-K. In addition, El Paso Energy Corporation and Sonat Inc. have filed a Registration Statement on S-4 / Joint Proxy in conjunction with their announced merger agreement. These reports, which are filed with the Securities and Exchange Commission, are hereby referenced in their entirety for further information about the company, its operations and its financial statements.

                                      # # #

EL PASO ENERGY CONTACTS:
Media Relations:    Paula Delaney (713) 420-6885
                    Mel Scott (713) 420-3039

Investor Relations: Bridget McEvoy (713) 420-5597